Exhibit 21

ETHAN ALLEN INTERIORS INC.

List of Subsidiaries (9-12-05)

Name of Entity	State
Baumritter Corporation	DE
EA-DV, Inc.	TX
Ethan Allen (Canada) Inc.	Canada
Ethan Allen (UK)Limited	United Kingdom
Ethan Allen Carriage House, Inc.	PA
Ethan Allen Global, Inc.	DE
Ethan Allen Marketing Corporation	DE
Ethan Allen Retail, Inc.	DE
Ethan Allen Operations, Inc.	DE
Ethan Allen Realty, LLC	DE
Ethan Allen.com Inc.	DE
KEA International, Inc.	NY
Lake Avenue Associates, Inc.	CT
Manor House, Inc.	DE
Northeast Consolidated, Inc.	VT
Riverside Water Works, Inc.	VT